Exhibit 10.17

June 1, 2012

Eitan Medina

Dear Eitan,

I am pleased to offer you a position with Audience, Inc. (the “Company”), as its Vice President of Engineering, reporting to me. If you decide to join us, your base salary will be $240,000 per year which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible for a performance-based bonus target of $108,000 annually, prorated for the remainder of this calendar year.

The Company will provide you with the opportunity to participate in the standard benefit plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans. You will be entitled to accrue up to 15 days of paid vacation per calendar year, pro-rated for the remainder of this calendar year. Your rate of vacation accrual will increase at the rate of one vacation day per full year of employment. Vacation accrual is capped at 25 days. Vacation may not be taken before it is accrued. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, we will recommend to our Board of Directors or one of its committees after commencement of your employment that you receive a grant of options to purchase 80,000 shares of Audience’s Common Stock, and your grant will be subject to the approval of the Board or its committee. Your option grant will be priced in accordance with our equity incentive plan and our policies governing stock option grants. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In addition, we will recommend that the Company’s Board of Directors or one of its committees grant you a Restricted Stock Unit (RSU) equivalent to 17,500 shares of Audience’s Common Stock. Your RSU will vest as to 25% of the shares subject to the RSU 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest each year thereafter on the date the trading window opens after the Company’s earnings release over the next 3 years in equal annual amounts subject to your continuing employment with the Company. We anticipate that you will enter into an irrevocable election relating to the RSU to permit the payment of required taxes upon vesting of the RSUs.

Further, you will be paid a taxable signing bonus of $50,000 payable to you on the first payroll as an employee. If your employment with the Company is terminated by you for any reason or by the Company for Cause1 within one year of your start date, your signing bonus must be re-paid to Audience, Inc. in accordance with the following schedule:

0 – 90 days = 100%	181 – 270 days = 50%
91 – 180 days = 75%	271 – 365 days = 25%

[1]

For purposes of this paragraph only, “Cause” means (i) you commit a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) you willfully engage in conduct that is in bad faith and injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) you commit a material breach of this Agreement or any other written agreement with the Company; (iv) you willfully refuse to implement or follow a lawful policy or directive of the Company; or (v) you fail to perform your job duties to the Company’s satisfaction. This provision does not affect the at-will nature of your employment relationship with the Company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company may undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check should one be conducted and upon your written authorization to obtain a consumer report and/or investigative consumer report.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a result of the senior level nature of your role, you will be offered a Company standard Indemnification Agreement and will be expected to comply with all reporting and regulatory requirements related to the Company’s status as a publicly traded company. You acknowledge that upon your appointment as Vice President of Engineering, you will become subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, you will agree to comply with any “lock up” agreements that the Company may have in place with respect to the Company’s shares as a result of the Company’s recent public offering. In addition, you will be provided with severance and change of control benefits as delineated in the Change of Control and Severance Agreement, subject to your signed acceptance of the terms of the Agreement.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President and CEO and you. This offer of employment will terminate if it is not accepted, signed and returned by Monday, June 4, 2012.

I look forward to your favorable reply and to working with you at Audience, Inc.

Regards,

/s/ Peter Santos
Peter Santos President and CEO

Agreed to and accepted:

Signature:	/s/ Eitan Asher Medina

Printed Name:	EITAN ASHER MEDINA

Date Signed:	6/1/2012

Anticipated Start Date:	6/15/2012 or earlier

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Background Check Disclosure and Authorization

Summary of Rights Under Federal and California Law